THIS SUBLEASE dated for reference May 1, 2007

BETWEEN:

NEVADA PACIFIC GOLD LTD., a corporation duly incorporated under the laws of the province of British Columbia and having its registered office at 15th Floor, 1040 West Georgia Street, Vancouver, British Columbia, V6E 4H8

(the "Sublandlord")

AND:

PORTAL RESOURCES LTD., a corporation duly incorporated under the laws of the province of British Columbia and having an office at 750 – 625 Howe Street, Vancouver, British Columbia, V6C 2T6

(the "Subtenant")

WHEREAS:

A. By a lease made as of August 19, 2002 and amended by agreements dated as of January 23, 2004 and April 28, 2005 (collectively, the "Head Lease"), a copy of which is annexed as Schedule A, The Standard Life Assurance Company of Canada (the "Head Landlord") leased to the Sublandlord, upon and subject to the terms of the Head Lease, certain premises located on the 7th Floor in the building municipally known as 625 Howe Street (the "Building"), which premises are more particularly described in the Head Lease (the "Leased Premises").

B. The Sublandlord and the Subtenant have agreed to enter into this Sublease for a portion of the Leased Premises (the "Sublet Premises") containing approximately 3,926 square feet of rentable area as shown cross-hatched on the floor plan of the Leased Premises attached as Schedule B, on the terms hereinafter set forth.

NOW THEREFORE in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties, the parties agree as follows:

(1) **Capitalized Terms**

Capitalized terms used in this Sublease will have the meanings ascribed therein in the Head Lease unless otherwise defined herein.

(2) **Grant of Sublease**

Subject to the consent of the Head Landlord, the Sublandlord subleases the Sublet Premises to the Subtenant and the Subtenant subleases the Sublet Premises from the Sublandlord, for a term (the "Sublease Term") commencing on May 1, 2007 (the "Commencement Date") and terminating on February 28, 2008, upon and subject to the terms of this Sublease.

(3) **Basic Rent and Deposit**

(a) The Subtenant covenants to pay as Basic Rent ("Sublease Basic Rent") for the whole period of the Sublease Term commencing on the Commencement Date and ending on February 28, 2008 the sum of $14.00 per square foot of the Sublet Premises, per annum, payable three months in advance in equal monthly installments of $4,580.33 payable on the first day of each and every month plus Goods and Services Tax without set-off, abatement or demand (the "Basic Rent") subject only to the terms of this Sublease. For certainty, the first month's Basic Rent payment shall be $13,740.99 plus Goods and Services Tax and each subsequent Basic Rental payment shall be $4,580.33 per month up to and including the last month of the Sublease Term, subject to increase pursuant to Section 9(b). The Sublandlord and Subtenant agree that the Subtenant shall have paid, at all times during the Sublease Term, as deposit with the Sublandlord two months' Rent;

(b) Any excess Rent which the Sublandlord has on hand beyond the current month's Rent shall stand as a security deposit (without interest to the Subtenant) for the due and faithful performance by the Subtenant of all of its obligations hereunder. Such deposit shall be returned to the Subtenant within two weeks of the expiry or earlier termination of the Sublease Term, less any reasonable Sublandlord deduction necessary to rectify, or pay damages on account of, any Subtenant breaches hereof.

(4) **Additional Rent**

The Subtenant covenants to pay as Additional Rent during the Sublease Term the following amounts, payable three months in advance as set out in Section 3(a) hereof:

(a) the Subtenant's Proportionate Share of Operating Costs payable by the Sublandlord under the Head Lease, as amended from time to time;

(b) the Subtenant's Proportionate Share of the Taxes payable by the Sublandlord under the Head Lease as amended; and

(c) all other costs or other amounts which are the responsibility of the Sublandlord under the Head Lease as amended, to the extent such costs relate to the Sublet Premises.

The first month's payment of Additional Rent shall be equal to three months Additional Rent plus Goods and Services Tax and each subsequent Additional Rental payment shall be the monthly amount due hereunder, up to and including the last month of the Sublease Term.

The Subtenant's "Proportionate Share" means a fraction having as its numerator the rentable area of the Sublet Premises and as its denominator the rentable area of the Premises (including the Sublet Premises). The Subtenant will pay to the Sublandlord its Proportionate Share of any Operating Costs, Taxes, or other amounts payable by the Sublandlord pursuant to estimates of such amounts made by the Head Landlord as and when such amounts are due under the Head Lease, provided that the Subtenant has received at least 10 days' prior written notice of such amounts, and the Subtenant will be entitled to and responsible for any adjustments payable upon any recalculation of such amounts as and when the same are payable or received by the Sublandlord as tenant under the Head Lease.

(5) **Area Acknowledgement**

The Sublandlord and Subtenant acknowledge and agree that the Rentable Area of the Sublet Premises is 3,926 square feet being the rentable area of the Premises of 4,252 square feet less the rentable area of the Retained Offices as defined in Section 9(a), being 326 square feet.

(6) **Apportionment of Rent**

Sublease Basic Rent and Additional Rent (collectively "Rent") will be considered as accruing from day to day hereunder. If it is necessary to calculate Rent for a period of less than one year or less than one calendar month, an appropriate apportionment and adjustment on a pro rata daily basis will be made. Where the calculation of Additional Rent cannot be made until after the expiration or earlier termination of this Sublease, the obligation of the Subtenant to pay such Additional Rent will survive the expiration or earlier termination hereof, and such amounts will be paid by the Subtenant to the Sublandlord forthwith upon demand. If the Sublease Term commences on any day other than the first day of the month or expires on any day other than the last day of the month, Rent for such fraction of a month will be adjusted, as aforesaid, and paid by the Subtenant on the Commencement Date of the Sublease Term.

(7) **Net Rent**

Rent payable under this Sublease will be net and care free to the Sublandlord, and will be payable without deduction or set-off by the Subtenant throughout the Sublease Term subject only to the terms of this Sublease. All costs incurred by the Sublandlord in collecting any amounts payable hereunder or enforcing any right or obligation of the Subtenant under this Sublease will be payable by the Subtenant on demand and will be deemed to be Rent for all purposes from the date demand therefor is made. In addition to Rent hereunder, the Subtenant will remit to the Sublandlord any goods and services tax or other tax or imposition collectible by the Sublandlord for the use of the Sublet Premises by the Subtenant or goods or services provided to the Subtenant, and the Sublandlord will be entitled to exercise all remedies in respect of any failure by the Subtenant to pay such amounts as if they were Rent in arrears. From the date any Rent or other amounts payable under this Sublease are due until they are actually paid, they will bear interest at the rate set out in the Head Lease for Rent in arrears.

(8) **Condition of Sublet Premises**

The Subtenant acknowledges and agrees that it accepts the Sublet Premises on as "as-is" basis and the Sublandlord has made no representations or warranties to the Subtenant about the condition of the Sublet Premises or their suitability for the Subtenant's permitted use.

(9) **Retained Offices and Expansion of Sublet Premises**

(a) The Subtenant acknowledges and agrees that the Sublandlord is retaining, and has excluded from the Sublet Premises, two offices comprising approximately 326 square feet (the "Retained Offices"). The Subtenant agrees with the Sublandlord that the Sublandlord and its employees, agents and representatives shall have access by way of a licence, exercisable at all times, over the common areas of the Sublet Premises for the purposes of access to and egress from the Retained Offices and for the use by the Sublandlord and its employees, agents and representatives, of common areas of the Sublet Premises including filing, the kitchen and other office services. The Sublandlord shall pay to the Subtenant the sum of $489.69 per month, by way of deduction from the Subtenant's payment of monthly Rent, for the exercise of the foregoing licence and in addition to the foregoing, the Sublandlord shall pay to the Subtenant, by way of deduction from the monthly Rent, the sum of $200 per month to cover costs associated with shared office supplies used by the Sublandlord, its employees, agents and representatives in the Retained Offices. For certainty, the foregoing deductions shall not be deducted three months in advance but shall be deducted only as against the current month's Rent and shall not be payable if the Subtenant is in default of its Rent payments hereunder.

(b) The Subtenant agrees with the Sublandlord that 90 days following written notice by the Sublandlord of the Sublandlord's intention to vacate the Retained Offices, the Retained Offices shall automatically form part of the Sublet Premises and thereafter, all references to the Sublet Premises shall be deemed to include the Retained Offices and the licence referred to in subsection 9(a) shall thereupon terminate and the Sublandlord's obligation for any payments under subsection 9(a) shall thereupon terminate. For certainty, calculation of Basic Rent shall, following the inclusion of the Retained Offices in the Sublet Premises, be calculated based on the total rentable area of the then Sublet Premises, being 4,252 square feet multiplied by the Basic Rent of $14.00 per square foot per annum, payable in equal monthly installments of $4,960.66 plus Goods and Services Tax. Reference to the Subtenant's Proportionate Share shall mean 100%.

(10) **Retained Offices Furniture and Equipment**

Effective upon the expiration of the 90-day notice period set out in Section 9(b) herein, the Subtenant shall purchase and the Sublandlord shall sell all of the Sublandlord's equipment and furniture utilized in the Retained Offices save and except only such furniture and equipment as the Sublandlord excludes by notice in writing to the Subtenant given at least 10 days before the expiration of the 90-day notice period. The purchase price for such furniture and equipment shall be $1.00.

(11) **Furniture and Equipment**

The Sublandlord and Subtenant acknowledge and agree that the certain of the Subtenant's furniture and equipment has been purchased by the Subtenant from the Sublandlord for $1.00 (the "Purchased F&E") a of the date of this Sublease. If the Subtenant defaults under the terms of this Sublease and the Sublandlord terminates this Sublease or re-enters the Sublet Premises for the purposes of reletting the Sublet Premises on behalf of the Subtenant, then the Subtenant shall concurrently with the exercise of such Sublandlord remedy, be deemed to have sold all of the Purchased F&E to the Sublandlord for $1.00, without any further action or notice by or on the part of either the Sublandlord or the Subtenant being required.

(12) **Subtenant's Covenants**

The Subtenant acknowledges having received and read a copy of the Head Lease and covenants and agrees with the Sublandlord:

(a) to perform all of the obligations of the Tenant under the Head Lease and to be bound by the terms of the Head Lease in each case as they relate to the Sublet Premises;

(b) to abide by any rules and regulations governing the use of the Premises and the Building appended to the Head Lease, as the same may be amended from time to time;

(c) to pay Rent and perform all of the obligations of the Subtenant under this Sublease;

(d) not to do or omit to do any act in or around the Sublet Premises which would cause a breach of the Sublandlord's obligations as Tenant under the Head Lease;

(e) to promptly pay when due to the authorities having jurisdiction all Taxes (whether imposed upon the Subtenant or otherwise) attributable to the personal property, trade fixtures, business, income, or occupancy of the Subtenant or any other occupant of the Sublet Premises and to any leasehold improvements or fixtures within the Sublet Premises, and to the use by the Subtenant or its officers, employees, and invitees of any of the Common Facilities; and

(f) to indemnify and save harmless the Sublandlord against and from any and all expenses, costs, damages, suits, actions, or liabilities arising or growing out of the failure of the Subtenant to perform any of its obligations hereunder and from all claims and demands of every kind and nature made by any person or persons to or against the Sublandlord for all and every manner of costs, damages, or expenses incurred by or injury or damage to such person or persons or his, her, or their property, to the extent that such claims or demands arise out of the use and occupation of the Sublet Premises by the Subtenant or its officers, employees, or any other person authorized or permitted by the Subtenant to be on the Sublet Premises or in or about the Building or any of the above-mentioned, and from all costs, counsel fees, expenses, and liabilities incurred by reason of any such claim or any action or proceeding brought thereon.

(13) **Subtenant's Breach**

If the Subtenant fails to perform any of its obligations herein, or if the Subtenant breaches any of the obligations contained in that certain letter agreement dated May 1, 2007 between the Sublandlord and the Subtenant with respect to employment services (the "Service Letter"), the Sublandlord will have all of the remedies against the Subtenant in respect of this Sublease which the Head Landlord has under the Head Lease for a breach thereof, whether expressly set out in the Head Lease or arising in law or equity.

(14) **Sublandlord's Covenants**

Subject to the Head Landlord first consenting to this Sublease and the due performance by the Subtenant of its obligations herein, the Sublandlord covenants and agrees with the Subtenant:

(a) for quiet enjoyment of the Sublet Premises subject to the Sublandlord's rights contained herein;

(b) to enforce against the Head Landlord for the benefit of the Subtenant the obligations of the Head Landlord under the Head Lease which materially affect the Sublet Premises;

(c) to perform all of the obligations of the Sublandlord under this Sublease; and

(d) to perform all of the obligations of the Sublandlord under the Head Lease which materially affect the Sublet Premises, including without limitation the payment of Rent pursuant to the Head Lease.

(15) **Use**

The Sublet Premises will be used by the Subtenant solely for the purpose of business offices and for no other purpose.

(16) **Insurance**

The Subtenant will take out and maintain, during the Sublease Term, insurance with respect to the Sublet Premises providing for the coverages and upon the terms required in the Head Lease to be maintained by the Sublandlord. The Sublandlord and the Head Landlord will be shown as named insureds on all liability policies, with a cross liability and severability of interest endorsement, and each property insurance policy will contain a waiver of subrogation with respect to the Head Landlord and the Sublandlord. The Subtenant releases the Sublandlord from any claim the Subtenant may have which is or would be insured against by the insurance policies which the Subtenant is required to maintain by this Sublease.

(17) **Subtenant's Assigning, Subletting, etc.**

The Subtenant agrees that the Subtenant shall have no right to assign or further sublease or otherwise dispose of its interest in this Sublease or the Sublet Premises, respectively.

(18) **Exercise of Rights**

The determination of any state of facts, the promulgation of any rules or regulations, or the taking of any other action or exercise of any other rights under the Head Lease which is permitted to the Head Landlord will, upon written notice to the Subtenant of such action or exercise, be binding upon the Subtenant and the Sublet Premises.

(19) **Paramountcy of Head Lease**

The Subtenant acknowledges and agrees that it has no greater interest in the Sublet Premises than the Sublandlord under the Head Lease. To the extent that any right or benefit conferred by this Sublease contravenes or is incompatible with the Head Lease, such right or benefit will be amended or modified so as not to contravene or be incompatible with the Head Lease.

(20) **Notices**

All notices, consents, and approvals permitted or required to be given hereunder will be in writing and will be delivered to the Sublandlord or the Subtenant, as the case may be, as follows:

(a) to the Sublandlord at:

1595 Meadow Wood Lane, Suite 3
Reno, Nevada 89502 U.S.A.

Attention: Ann S. Carpenter, President and COO
Facsimile: (775) 825-2327

(b) to the Subtenant at the Sublet Premises:

Attention: Dave Hottman, Chairman
Facsimile: (604) 629-1930

Any notice so made will be deemed to have been given and received on the date of delivery on a business day to an adult person on the Leased Premises or the Sublet Premises, as applicable, and if no adult person is present, by posting the notice prominently at the entrance of the Leased Premises or Sublet Premises, as applicable.

(21) **Parking**

Subject to the terms of the Head Lease, the Sublandlord hereby grants to the Subtenant a license to use all of the parking spaces in the Building made available

to the Sublandlord under the Head Lease for the duration of the Sublease Term, on the terms and conditions pertaining to the use of such spaces from time to time under the Head Lease, including as to payment of any parking fees associated with such parking spaces. The Subtenant will be responsible for obtaining such passes from the Head Landlord as may be required for the use of such parking spaces, and completing all documentation which the Head Landlord may require in this regard, and all rental for parking spaces used by the Subtenant will be paid by the Subtenant directly to the Head Landlord. The Subtenant will notify the Sublandlord of the spaces made available to the Subtenant by the Head Landlord, and the Subtenant will be solely responsible for the use of such spaces and indemnifies the Sublandlord from any damages, losses, or claims arising from the use of such spaces, howsoever arising.

(22) **Successors and Assigns**

Except as otherwise provided herein, all of the rights and obligations of a party enure to the benefit of and are binding upon the successors and assigns of that party.

(23) **Further Assurances**

Each party agrees to execute such further assurances as may be reasonably required from time to time by any other party to more fully effect the true intent of this Sublease.

(24) **Entire Agreement and "As Is"**

This Sublease merges and supersedes all prior negotiations, representations, and agreements between the parties relating in any way to the Sublet Premises except for the Service Letter. The parties agree that there are no representations, covenants, agreements, warranties, or conditions in any way relating to the subject matter of this Sublease or the occupation or use of the Sublet Premises, whether express or implied or otherwise, except as set forth in this Sublease and the Service Letter.

(25) **Waiver**

No waiver by the Sublandlord of a condition or the performance of an obligation of the Subtenant hereunder binds the Sublandlord unless in writing and executed by it, and no waiver given by the Sublandlord will constitute a waiver of any other condition or performance by the Subtenant of its obligations hereunder in any other case.

(26) Sublease Execution and Head Landlord's Consent Required

This Sublease and all subsequent amendments thereto are only binding on the Sublandlord and the Subtenant respectively, if in writing and executed by authorized signatories for the Sublandlord and the Subtenant and if executed copies thereof have been delivered to each party. It is a condition precedent to this Sublease and all obligations of the Sublandlord and Subtenant hereunder that the Head Landlord consents to this Sublease. The parties agree to use their commercially reasonable best efforts to obtain the consent of the Head Landlord to this Sublease, and to provide all such information and assurances (other than third-party guarantees or covenants or additional security) as the Head Landlord may reasonably require in this regard.

(27) Governing Law

This Sublease will be governed in accordance with laws applicable in the province of British Columbia, and the parties irrevocably attorn to the non-exclusive jurisdiction of the courts of British Columbia.

IN WITNESS WHEREOF the parties have duly executed this Sublease as of the date set out above.

NEVADA PACIFIC GOLD LTD.

Per:____________________________
Authorized Signatory

PORTAL RESOURCES LTD.

Per:____________________________
Authorized Signatory

SCHEDULE A

Lease dated August 19, 2002, and amendments dated January 23, 2004 and April 28, 2005

SCHEDULE B

Floor Plan of Sublet Premises